UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2013

Netlist, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33170	95-4812784
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Discovery, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (949) 435-0025

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

On January 28, 2013, Netlist, Inc. (the “Company”) received a notification letter from The NASDAQ Stock Market (“NASDAQ”), notifying the Company that for the last 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share.  As a result, the Company no longer meets NASDAQ’s requirements for continued inclusion on The Nasdaq Global Market under  Listing Rule 5450(a)(1).  The notification letter does not impact the Company’s listing on the NASDAQ Global Market at this time and the Company’s common stock remains listed on the Nasdaq Global Market under the symbol NLST.  In accordance with Listing Rule 5810(c)(3)(A), the Company has been provided 180 calendar days, or until July 29, 2013, to regain compliance with Listing Rule 5450(a)(1).   To regain compliance, the Company’s common stock must have a closing bid price of $1.00 or more for a minimum of 10 consecutive business days.

If the Company has not met the requirements of Rule 5450(a)(1) by July 29, 2013, but meets the continued listing requirement for market value of publicly held shares and all other applicable standards for initial listing on The Nasdaq Capital Market (other than the minimum bid price requirement), then the Company may be eligible for an additional 180 day compliance period by submitting an application to transfer its securities to The Nasdaq Capital Market.  In order to qualify, the Company will need to provide written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split if necessary.  If it appears to NASDAQ staff that the Company will not be able to cure the deficiency during this second compliance period, or if the Company is otherwise not eligible, the staff will provide notice that the Company’s securities will be subject to delisting.  The Company may also appeal NASDAQ’s delisting determination to a NASDAQ Hearings Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 1, 2013	NETLIST, INC.

/s/ Gail Sasaki
Gail Sasaki
Vice President and Chief Financial Officer